Exhibit 10.2

DEPOSIT ACCOUNT AGREEMENT

GLOBAL ACCOUNT TERMS

The Bank of New York Mellon, in its capacity as trustee (the “Customer”) of the CurrencyShares® Chinese Renminbi Trust, a trust formed under New York law (the “Trust”), and the London Branch of JPMorgan Chase Bank, N.A. (the “Bank”) undertake to comply with and be bound by the following Global Account Terms of this Deposit Account Agreement (this “Agreement”).

ESTABLISHING ACCOUNTS

1.1	The Customer’s Chinese Renminbi-denominated (i) interest-bearing account (the “Interest Account”) and (ii) non-interest-bearing account (the “Non-Interest Account”) (each individually the “Account” and collectively the “Accounts”) maintained with the Bank shall be subject to these Global Account Terms (the “Account Terms”) and the Account Application and the Signature List executed by the Customer regarding the Accounts attached hereto (together, the “Account Applications”), and, by continuing to use the Accounts, the Customer acknowledges its acceptance of these Account Terms and the relevant Account Applications.

1.2	Unless otherwise specified, the Customer will establish the Accounts as principal. The Customer shall not transfer any of its rights and interests in the Accounts nor create any form of security interest over such rights and interests without the prior written consent of the Bank.

1.3	The Customer represents and warrants that it has power and capacity to open and operate the Accounts, that the Account Terms and the relevant Account Applications constitute valid and binding obligations of the Customer and that the Customer has taken all necessary actions to duly authorize the execution and delivery of the same.

SIGNATORIES

2.1	“Signatory” means a person named in the relevant Account Application (or other analogous document under which the Customer authorises persons to communicate with the Bank in relation to the Accounts) who is authorised to act on behalf of the Customer at the time of the relevant Instruction (as defined in Clause 4.1 below) and in respect of the matters set out in Clause 3 below.

2.2	The Bank may treat any Signatory as duly authorised to issue Instructions until the Bank receives written notice from the Customer that the Signatory no longer has the authority to issue Instructions and the Bank has had an opportunity to act on such notice, which the Bank undertakes to do promptly.

2.3	The Customer will provide specimen signatures (including specimens of facsimile signatures and/or personal seals) to the Bank (in the Account Application or otherwise) in the number and form required and will verify the identity of each Signatory in a manner required by the Bank.

AUTHORITY OF SIGNATORIES

3.1	Each Signatory, subject to any written limitation received by the Bank from the Customer, is authorised on behalf of the Customer to:

(a)	open, operate and close the Accounts;

(b)	appoint and remove Signatories;

(c)	execute the Account Application(s) and any form of agreement relating to communications, whether by telephone, electronic or other means;

(d)	execute any agreements relating to overdrafts, borrowings or cash management;

(e)	overdraw the Accounts as may be permitted by the Bank;

(f)	make arrangements with the Bank concerning periodic payments into or out of the Accounts;

(g)	advise the Bank of credits destined for the Customer’s Accounts;

(h)	place money on interest-bearing or term deposit with the Bank and withdraw that money and accrued interest either on or before any applicable maturity date;

(i)	authorize and request the Bank to effect foreign exchange transactions for the account of the Customer;

(j)	deposit Chinese Renminbi-denominated currency of the Customer with the Bank for safe keeping, have access to and reclaim such currency so deposited or give the Bank Instructions in relation to it;

(k)	execute guarantees, indemnities or other undertakings to the Bank in relation to:

(i)	missing documents;

(ii)	undertakings given or to be given by the Bank to or at the request of the Customer; or

(iii)	anything else done or to be done by the Bank at the request of the Customer;

(l)	give the Bank any form of security over, or make any other arrangements with the Bank concerning the Chinese Renminbi-denominated currency held in the Accounts;

(m)	countermand, revoke or amend Instructions; and

(n)	give the Bank Instructions relating to any of the above.

INSTRUCTIONS

4.1	“Instruction” means a communication, including without limitation a cheque or demand for payment, which (i) contains the information required by the Bank to enable the Bank to give effect to the communication; (ii) is received by the Bank in writing, by facsimile, SWIFT, or via the Bank’s electronic instruction system or such other means as are for the time being agreed by the Customer and the Bank; and (iii) the Bank believes in good faith to have been given by the Customer.

4.2	The Customer is responsible for issuing Instructions in a manner so as to prevent unauthorised completion, alterations or additions.

4.3	If the Bank and the Customer at any time agree on a security procedure to be used in relation to any category of communications (including encryption), the Customer shall safeguard any test keys, passwords, identification codes or other security or authentication devices, make them available only to properly authorised persons and be fully responsible for any use of such security procedure (whether authorised or unauthorised)

4.4	Nothing in this Clause 4 obligates the Bank to confirm Instructions which appear to the Bank acting in good faith to have been given by a Signatory.

AUTHORITY AND OBLIGATIONS OF THE BANK

5.1	The Bank is authorised and agrees to accept, honour and execute without inquiry each Instruction which the Bank believes in good faith to have been given by a Signatory and any other Instruction communicated by other means which the Bank receives in strict accordance with any agreed security procedure. Provided the Bank believes in good faith that an Instruction has been given by a Signatory, where such an Instruction has been effected by means of a facsimile signature, personal seal or chop, the Bank is authorised to act on such Instruction, regardless of by whom the facsimile signature, personal seal or chop was actually affixed. The Bank need not inquire into the circumstances of any transaction.

5.2	The Bank may at its option use any means to confirm or clarify Instructions, even if any agreed security procedure appears to have been followed. If the Bank is not satisfied with any confirmation or clarification, it may decline to honour the Instruction.

5.3	The Bank has established cut-off times for some categories of communications, details of which are attached hereto as Addendum A. If an Instruction is received by the Bank after its cut-off times, the Bank may process the Instruction on the next day on which it is open for such business. The Bank may process any Instruction through any of the payment systems identified in Addendum A.

5.4	Execution of Instructions will be subject to applicable law and the rules of the payment system used, including those laws or rules concerning a misdescribed or missing beneficiary, beneficiary’s bank or intermediary bank. The Bank may rely on the identifying number of any account, intermediary or beneficiary’s bank which appears in an Instruction as the proper identification of the beneficiary, intermediary or beneficiary’s bank notwithstanding that the Instruction identifies an entity different from the entity identified by name in the Instruction. The Bank may complete or correct incomplete or inaccurate intermediary or beneficiary bank details.

5.5	Due to the operations of the Trust, redemptions of shares of the Trust could result in an Instruction that would require a withdrawal from the Non-Interest Account in excess of the balance in such account. The Bank shall honour such an Instruction without assessing an overdraft fee. The Bank may charge customary interest, fees and other expenses for all other overdrafts of the Non-Interest Account or the Interest Account.

5.6	Where execution of an Instruction requires the Bank to purchase or sell a currency other than the currency of the Account on which the Instruction is given, the Bank is authorised to purchase or sell the currency at a commercially reasonable rate at the relevant time for the purchase or sale of such currency taking into account the size and tenor of the transaction.

5.7	If the Customer chooses to confirm any Instruction, any confirmation must be clearly marked as such and, if there is any discrepancy between an Instruction and any confirmation, the terms of the Instruction shall prevail.

DEPOSITS, AVAILABILITY OF FUNDS

6.1	The Customer undertakes that it will have good title to all items presented to the Bank for deposit or for any other purpose. Money deposited or paid into an Account will not be regarded as available until collected and irrevocably received in cleared funds.

6.2	As collecting bank, the Bank as agent for the Customer shall process the transactions contemplated under this Agreement in accordance with the custom and market practice, when applicable.

6.3	If the Bank credits an Account in contemplation of receiving funds for the Customer’s credit and those funds are not actually received by the Bank, or on the faith of a transaction which is subsequently set aside or revoked, or if the Bank does not receive funds for the Customer’s credit for value on the date advised by or on behalf of the Customer, the Bank shall be entitled to debit the Account of the Customer with the amount previously credited and/or with any other charges incurred. If the Account becomes overdrawn or further overdrawn as a result of such debit, the Customer will pay on demand the overdrawn amount and interest on the overdrawn amount.

6.4	Bank shall not accept, and shall return without interest to the remitter of funds, the amounts received for deposit to the Interest Account on any Bank business day, if (a) the aggregate deposit liability of the Bank to the Trust for the Accounts following the deposit of such amounts would exceed 3,250,000,000 Chinese Yuan or (b) the amount of Chinese Renminbi deposited for creation of baskets of shares of the Trust on such Bank business day exceeds 650,000,000 Chinese Yuan. The Bank shall promptly notify the Customer and the sponsor of the Trust as the deposit amounts approach the limits set forth in the preceding sentence. The foregoing limitations shall be subject to periodic review by the Bank and the sponsor, and the Bank may, in its sole discretion, increase such limitations, any increase to be effective upon no less than two business days’ prior written notice to the Customer. For purposes of the preceding sentence, “business day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange is not open for regular trading at noon, New York time.

6.5	The Bank shall notify the Customer if there are circumstances causing the Bank to reasonably expect that it will be unable to accept Instructions for the withdrawal of money held in the Accounts as soon as practicable . Upon such notification, the Customer shall suspend generally or refuse orders to redeem shares of the Trust. In such case, the Customer and the Bank shall consult with each other and use good faith efforts to resume withdrawals as soon as possible.

6.6	Each day that orders are placed with and accepted by the Trust for the purchase or redemption of shares in the Trust, the Customer shall notify the Bank of the anticipated amounts of Chinese Renminbi that will be deposited to, or withdrawn from, the Interest Account on the settlement date for those orders and, for any other deposit or withdrawal transaction involving the Accounts, the Customer shall notify the Bank of the anticipated amounts of Chinese Renminbi that will be deposited to, or withdrawn from, the Accounts for such other transaction. The Customer shall deliver proper Instructions to the Bank to direct Bank’s actions with respect to the foregoing.

6.7	The Customer may place an order with the Bank for the conversion of an amount of Chinese Renminbi held in the Accounts into another currency for which the Bank provides currency exchange contracts or facilities. The Bank (which may act through an affiliate or a member of its local bank or dealer network) may, but is not obligate to, enter into spot or forward foreign exchange contracts with the Customer for such currency conversion trades. The Bank may establish rules or limitations concerning any foreign exchange contracts or facilities made available. In all cases where the Bank or its affiliates or local dealers enter into a master foreign exchange contract that covers foreign exchange transactions for the Accounts, the terms and conditions of that foreign exchange contract and, to the extent not inconsistent, this Agreement, will apply to such transactions.

6.8	When requested by the sponsor of the Trust, the Bank shall make a representative of the Bank available to the sponsor of the Trust to advise on matters concerning the conversion or sale of Chinese Renminbi held in the Accounts.

INTEREST

7.1	Interest will accrue daily, in Chinese Renminbi, on all Chinese Renminbi balances in the Interest Account only and will be credited monthly by the Bank, in Chinese Renminbi, to the Non-Interest Account. No interest will be earned on balances in the Non-Interest Account. The Bank will endeavour at all times to pay a competitive interest rate on all Chinese Renminbi balances in the Interest Account. As of the date of this Agreement, the Bank has agreed to pay interest at an annual nominal rate equal to 10 basis points. The Bank may change the rate based upon changes in market conditions or the Bank’s liquidity needs. The Bank will notify the Customer of the interest rate applied on each Bank business day after the close of the Bank business day. The Bank will endeavour to provide to the Customer advance notice whenever the Bank intends to change the interest rate on the Interest Account, except where there are unforeseen changes in conditions or significant changes in the Trust’s balances in the Interest Account. If the Bank at any time pays an interest rate on the Interest Account that the Customer believes inconsistent with the terms of this Agreement, the Customer’s sole recourse will be to withdraw the Chinese Renminbi balance from the Accounts, terminate this Agreement and close the Accounts.

ACCOUNT INFORMATION

8.1

On each Business Day by 9:00 New York time, the Bank will provide the Customer with a statement of the transactions in the Accounts occurring on the prior Business Day and the prior day’s ending balance. In addition, the Bank will issue, on a periodic basis, such other balance and transactions reports for the Accounts as may be agreed between the Bank and the Customer, which shall include records of all deposits and withdrawals concerning the

Accounts and all credit of interest to the Non-Interest Account. All statements and reports referenced in this Section 8.1 shall be made available to the Customer by the Bank via our JPMorganAccess (VPR) on-line reporting tool. Further, all end-of-business day balances in the Accounts are stated as of the close of the Bank’s banking day (usually 4:00pm, London time).

8.2	The Customer will ensure that the statements, confirmations and advices it receives from the Bank are examined by a responsible person on behalf of the Customer within a reasonable time of receipt and, thereupon, Customer shall promptly notify the Bank of any mistake or discrepancy of which the Customer becomes aware from such statements, confirmations and advices. The Bank will correct any mistake or discrepancy upon identification thereof. The Bank shall not be responsible for the Customer’s reliance on balance, transaction or related information which is subsequently updated or corrected or for the accuracy or timeliness of information supplied by any third party to the Bank.

8.3	The Bank agrees to give access to the Customer and any of its independently appointed auditors to review the books and records of the Accounts upon reasonable prior notice to the Bank. Neither the Customer nor its auditors shall be entitled to take away such books and records or any copies of thereof (whether in written or electronic format) without the prior written consent of the Bank which consent shall not be unreasonably withheld. The duty of the Bank under this Clause 8.3 to provide the information under this Clause shall, with respect to the time and scope of access, always be at the Bank’s reasonable discretion and subject to all applicable laws and regulations, and any duties of confidentiality of the Bank.

OTHER DOCUMENTATION

9.1.	These Account Terms and the Account Applications replace any existing agreements relating to the subject matter hereof or thereof, with effect from the date the Bank receives the relevant Account Application or analogous document in form and substance satisfactory to the Bank.

9.2	These Account Terms are in addition to any future agreement between the Bank and the Customer (including without limitation any agreement relating to the provision of electronic banking services, specific payment or cheque services or custody services), and, if there is an inconsistency between these Account Terms and any such other agreement, any such other agreement will prevail for the purposes of the particular account or service which is the subject of such other agreement. If there is an inconsistency between these Account Terms and any terms of the relevant Account Application(s), the terms of the Account Application(s) shall prevail for the purposes of the Account(s) which are subject to such Account Application(s).

REVERSALS

10.1

Unless otherwise expressly provided, all Instructions shall continue in full force and effect until cancelled or superseded. Instructions may be reversed, amended, cancelled or revoked by the Customer only with the consent of the Bank. That consent shall not be withheld unless the Bank reasonably determines that it would not be possible to give effect to any reversal, amendment, cancellation or revocation, or the Bank has entered into other transactions or otherwise materially changed its position as a result of receiving such Instructions.

10.2	The Customer may stop payment of a cheque at any time provided the Bank branch on which the cheque is drawn receives an Instruction to that effect from the Customer prior to the Bank honouring or arranging to honour the cheque concerned.

10.3	If the Bank erroneously posts or fails to post an entry to an Account, the Bank may reverse or make a correcting entry and the provisions of Clause 6.3 shall apply to any resulting overdraft.

FEES AND CHARGES

11.1	The Bank may, at its option, invoice the Customer or debit the Accounts for services or for handling telecommunications or messages dispatched at the Customer’s request, and other out of pocket costs incurred by it for the Customer’s account in accordance with its fee arrangements in place from time to time. The Bank shall provide Customer with a copy of the current fees. All payments to be made to the Bank shall be in full, without set-off or counterclaim and free of any deductions or withholdings on account of any tax or otherwise. The Bank will forward to the Customer a statement in respect of each Account detailing all interest (if applicable) and fees charged to that Account.

11.2	The Customer agrees to pay or reimburse the Bank for any taxes, levies, imposts, deductions, charges, stamp, transaction and other duties and withholdings (together with any related interest, penalties, fines, and expenses in connection with them) incurred in connection with the Accounts (including payments or receipts to the Accounts) except if imposed on the overall net income of the Bank.

REPAYMENT OF OVERDRAFTS

12.1	In the event that there is an overdraft of the Non-Interest Account (as provided for in Clause 5.5 above), any monies paid into the Non-Interest Account will first be used to credit such overdraft.

INDEMNITY AND LIABILITY

13.1	The Customer shall fully indemnify the Bank and its employees, officers and directors and each of the affiliates and subsidiaries of JPMorgan Chase Bank, N.A. on demand, at all times against any losses, costs, claims, damages, liabilities and expenses (including without limitation reasonable legal fees) which it or they suffer or incur directly or indirectly (i) as a result of the Customer’s breach of these Account Terms or the Bank acting on what it believed in good faith to be the Customer’s communication or Instruction or (ii) because of anything done under or as contemplated by these Account Terms. This indemnity is in addition to and not in substitution for any other indemnity or right in favour of the Bank given by law or otherwise and shall not be affected or discharged by anything.

13.2	(i) Subject to Clause 13.2(ii) below, the Bank shall be liable only for direct loss or damage which the Customer suffers or incurs arising from the Bank’s gross negligence or willful misconduct and shall not be liable for any other loss or damage of any nature.

(ii) The Bank shall not in any event be liable for loss of business or profits or goodwill or any indirect or consequential or punitive or special loss or damage, in each case whether or not reasonably foreseeable, even if the Bank has been advised of the likelihood of such loss or damage and whether arising from negligence, breach of contract or otherwise.

(iii) The provisions of Clause 13.2(i) and (ii) above shall not apply to the extent that the loss or damage is caused by fraud on the part of the Bank.

13.3	The Bank of New York Mellon enters into this Agreement only in its capacity as trustee of the Trust (the “Trustee”) and in no other capacity, and in no circumstances shall The Bank of New York Mellon have any liability under or in connection with this Agreement other than as the Trustee. Any liability of the Trustee arising under or in connection with this Agreement is limited to, and can be enforced against the Trustee only to the extent to which such liability can be satisfied out of, the assets of the Trust which are available under the terms of the trust agreement governing the Trust to meet such liability at the time the amount in respect of such liability is claimed against the Trustee. This limitation on the Trustee’s liability applies despite any other provision of this Agreement and extends to all liabilities and obligations of the Trustee in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Agreement or the Accounts, except that the Trustee will be held liable individually for its fraud in connection with these Account Terms.

GOVERNING LAW AND JURISDICTION

14.1	These Account Terms, the relevant Account Application and the rights and obligations of the Customer and the Bank in respect of the Accounts shall be governed by, performed and construed in accordance with the laws of England.

14.2	If any of these Account Terms is unenforceable or illegal in any jurisdiction that will not affect the rest of the Account Terms in that jurisdiction, or any of the Account Terms in any other jurisdiction.

14.3	In relation to the Accounts, the courts of England shall have non-exclusive jurisdiction to settle any disputes which arise out of or are connected with these Account Terms, the relevant Account Application and/or the relevant Account. This clause does not prevent the Bank or Customer from initiating legal proceedings in the United States.

RECORDING

15.1	Each of the Bank and the Customer may record telephone conversations with the other. Upon the request and reimbursement of the cost, the party recording a telephone conversation will supply a copy or transcript of any such recording to the other party. The recording or transcript may be used in resolving any dispute between the Bank and the Customer. Recordings and any transcript shall be the property of the party making the recording.

15.2	The Bank may microfilm or electronically record any document and, subject to any law affecting the relevant Account, may destroy the original of such documents. Subject to the provisions of applicable law, the Bank and the Customer shall be entitled to rely on any such stored document in any legal proceeding or for any other purpose.

DISCLOSURE

16.1	The Customer authorises the Bank to retain an affiliated company and/or any other agents to perform data processing, collection and other services which the Bank considers necessary or desirable for the Bank. The Bank reserves the right to modify or terminate its arrangements with its agents at any time.

16.2	The Customer agrees that Instructions and information concerning the Accounts, the Customer and transactions to be disclosed in accordance with this clause 16 may be transmitted across national boundaries and through networks including those owned and operated by third parties.

16.3	The Customer authorises the Bank to disclose information concerning the Accounts, transactions concerning the Accounts or the Customer where, (i) in the Bank’s view, the disclosure is necessary or desirable for the purpose of allowing the Bank to perform its duties and exercise its powers and rights hereunder; (ii) the disclosure is to a proposed assignee of the rights of the Bank in respect of the Accounts; (iii) the disclosure is to a branch, affiliate, subsidiary, employee or agent of JPMorgan Chase & Co. or to its auditors or legal advisers; (iv) the disclosure is to the auditors of the Customer or the Trust; or (v) as may be otherwise required by law, irrespective of whether the disclosure is made in the jurisdiction in which the Customer is resident, the Accounts are kept, the transactions conducted or elsewhere.

FORCE MAJEURE

17.1	The Bank shall have no liability for any damage, loss, expense or liability of any nature which the Customer may suffer or incur, to the extent caused by an act of God, fire, flood, civil or labour disturbance, war or terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint (including attachments or other legal process), fraud or forgery (other than on the part of the Bank or any of its directors, officers or employees), malfunction of equipment (including, without limitation, any computer or related software) except where such malfunction is primarily attributable to the Bank’s gross negligence in maintaining the equipment or software, failure of or the effect of rules or operations of any funds transfer system, inability to obtain or interruption of communications facilities, or any cause beyond the reasonable control of the Bank (including, without limitation, the non-availability of appropriate foreign exchange).

17.2	Any amount standing to the credit of an Account with the Bank is payable exclusively at the branch at which the Account is held; however, payment may be suspended from time to time in order to comply with any law, regulation, governmental decree or similar order for the time being affecting the Bank, its officers, employees, affiliates, agents or correspondents.

NOTICES

18.1	Any communication, including Instructions, shall be in writing unless otherwise agreed and may be sent by personal delivery, facsimile, SWIFT or post, addressed, in the case of communications from the Customer to the Bank, to the address designated to Customer by the Bank, and, in the case of communications from the Bank to the Customer, to the address notified by the Customer to the Bank from time to time. Any communication will only be effective when actually received.

18.2	Any notices to be sent to the sponsor of the Trust by the Bank under this Agreement shall be sent to:

Rydex Specialized Products LLC

c/o Rydex Investments

805 King Farm Boulevard, Suite 600

Rockville, Maryland 20850

Attention: Kevin Farragher

Facsimile: 301-296-5112

18.3	Any notices to be sent to the Customer by the Bank under this Agreement shall be sent to:

The Bank of New York Mellon

2 Hanson Place, 9th Floor

ETF Services

Brooklyn, NY 11217

Attention: : Cheryl Cohen

Facsimile: 718-315-4850

18.4	Any communication to be sent to the Bank by the Customer under this Agreement shall be sent to:

For Instructions:

JPMorgan Chase Bank, N.A.

10410 Highland Manor Drive Floor 04,

Mailcode FL3-3436, Tampa, FL 33610-9128

Attention: Wing-Shan Kwok

Facsimile: 1-877-537-1236

SWIFT BIC: HSBCHKHH

For all other communication:

JPMorgan Chase Bank, N.A.

1 Chase Manhattan Plaza, 19th Floor

New York, NY 10005

Attention: Mei Po Wong

Facsimile: 212 552 0551

CLOSURE/TERMINATION

19.1	The Bank has the right to close the Accounts at any time by not less than one-hundred and fifty (150) days’ notice in writing addressed to the Customer at its most recent address as advised by the Customer to the Bank. Before or on the expiry period of such notice, the Bank will transfer any balance in the Accounts in accordance with the Customer’s Instructions. In the absence of such Instructions, the Bank may transfer the balance to an unclaimed moneys account. On the expiry of such notice period, the Bank’s obligations in respect of the Accounts shall cease. However, any such closure or termination shall not affect the Customer’s liabilities to the Bank or the Bank’s liabilities to the Customer arising prior to or after such termination or closure, all of which shall continue in full force and effect. In the event of the termination of the trust agreement governing the Trust, the Customer will provide written notice of the date of such termination to the Bank and the Bank thereafter will not accept any deposits of Renminbi for creation of baskets of shares of the Trust.

MISCELLANEOUS

20.1

The expressions “Bank” and “Customer” when used herein shall include any successor of the Bank or the Customer, as applicable, and “successor” means an assignee or successor of JPMorgan Chase Bank, N.A., or of The Bank of New York Mellon, in its capacity as trustee of CurrencyShares® Chinese Renminbi Trust, as applicable, or any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of JPMorgan Chase Bank, N.A., or The Bank of New York Mellon, in its capacity as trustee of the CurrencyShares® Chinese Renminbi Trust, as applicable, hereunder or to which under such laws the same have been transferred.

20.2	If these terms are translated into, or appear in a language other than English, the English language version shall govern and control.

20.3	Headings are for convenience only and shall not affect the interpretation of this document.

20.4	The Customer acknowledges that deposits held in a branch of the Bank located outside of the U.S. are not insured by the Federal Deposit Insurance Corporation, are subject to cross-border risks and may enjoy a lesser preference, as compared to deposits held in the U.S., in the event the Bank should be liquidated, insolvent or placed into receivership or other proceeding for the benefit of creditors.

20.5	These Account Terms may be enforced only by the Bank or the Customer or such party’s successors and permitted assigns. Notwithstanding the foregoing, but subject to the prior written consent of the Bank, each employee, officer and director of the Bank and each of the affiliates and subsidiaries of JPMorgan Chase Bank, N.A. may enforce the terms of Clause 13. The Bank and the Customer may at any time, by written agreement, rescind these Account Terms or vary them without the consent of such employees, officers, directors or the affiliates and subsidiaries of JPMorgan Chase Bank, N.A.

20.6	(i) The Bank will collect information about the Customer and the Customer’s employees and agents which may constitute personal data for the purposes of the Data Protection Act 1998 (the “Act”) and other relevant data protection legislation (such as, without limitation, authorised signatory details). Such personal data may be collected by or on behalf of the Bank in a number of ways (the “Collection Methods”), including via Account Applications or other analogous documents, via applications or documentation relating to the provision to or use by the Customer of electronic banking services, or specific payment or cheque services, via the Customer’s use of such electronic banking services, or specific payment or cheque services, and via other correspondence or communications between the Customer and the Bank.

(ii) The Bank will use personal data collected by it or on its behalf via the Collection Methods for the following purposes (the “Purposes”): namely, for the purpose of providing the services to the Customer in accordance with these Account Terms and the Account Applications, for otherwise administering the Account(s), for providing the Customer with services such as electronic banking services, or specific payment or cheque services, for the Bank’s internal administrative purposes, for contacting the Customer about products and services which the Bank or other members of the Bank’s group offer which the Bank believes may be of interest to the Customer, and as may be otherwise required by law or applicable regulatory or governmental authorities, and such purposes may include transfer of such personal data outside of the United Kingdom to the Bank’s subsidiaries or other connected companies or to other organisations as may be required by law or other applicable regulatory or governmental authorities.

(iii) The Customer shall ensure that any disclosure of personal data made by it or by its employees or agents via the Collection Methods which relate to the Customer’s employees or agents is only made following notification by the Customer to data subjects of the Purposes for which their personal data may be processed by or on behalf of the Bank, and is otherwise fair and lawful.

PAYMENT SERVICES REGULATIONS 2009

Regulatory framework and corporate classification

21.1. Information about U.K. Deposit Protection Compensation Arrangements

The Bank is a participant in the U.K. Financial Services Compensation Scheme (Scheme). The Scheme can pay compensation to depositors if a bank is unable to meet its financial obligations. The Scheme is only available to certain types of claimants (referred to as eligible depositors). In respect of deposits, an eligible depositor is entitled to claim up to a maximum of £85,000. The £85,000 limit relates to the combined amount in all the eligible depositor’s accounts with the bank.

Customer hereby (i) acknowledges that Bank has made Customer aware of the Scheme and (ii) agrees to immediately inform the Bank if Customer qualifies as eligible under the Scheme so that the Bank can record Customer’s eligibility in the Bank’s systems. Customer acknowledges that its failure to so notify the Bank may result in Customer’s failing to receive its entitled compensation payout within the seven calendar days as set out by the Scheme.

Verification of FSCS eligibility criteria and further details of the Scheme can be found at: http://fsahandbook.info/FSA/html/handbook/COMP.

21.2. The Bank may with respect to the Accounts and services provided under this Agreement be acting as a payment service provider as defined in the Payment Services Regulations 2009 (as amended from time to time, the “Regulations”). Unless otherwise defined herein, terms defined in the Regulations shall have the same meaning when used in this Clause 21.

21.3. The Customer represents and warrants to the Bank that at the time it becomes bound by this Agreement or if later these supplemental provisions or any other relevant service terms it is not a consumer, micro-enterprise or charity as defined in, and used for the purposes of, the Regulations, and the Customer undertakes to notify the Bank promptly if at any time it becomes such a consumer, micro-enterprise or charity. Broadly, for these purposes, a micro-enterprise is an autonomous enterprise that employs fewer than ten people and whose annual turnover and/or balance sheet total does not exceed €2 million (or its Sterling equivalent), a consumer is an individual acting for purposes other than a trade, business or profession, and a charity includes only those whose annual income is less than £1 million.

21.4. On this basis and in accordance with regulations 33(4) and 51(3) of the Regulations (which provide that the Bank and the Customer may agree that certain provisions of the Regulations shall not apply), the Customer agrees that all the provisions of the Regulations that the Bank and the Customer may lawfully agree do not apply shall not apply with respect to the Accounts and services provided under this Agreement.

Authorisation of payment transactions

21.5. A funds transfer will be deemed to have been authorised by the Customer if the relevant Instruction has been given (i) in accordance with this Agreement and any applicable security procedures or (ii) pursuant to any specific arrangements agreed with the Customer and governed by separate service terms. These specific arrangements may include sweeping and other cash and liquidity management services offered by the Bank to the Customer where Instructions to effect funds transfers into or from the Account are generated automatically by the Bank or any affiliate or subsidiary of the Bank or given by a group company connected with the Customer or by a third party bank. The Bank may treat an instruction generated or given through the Customer’s use of the Services as if it was an Instruction given by an Authorized Person under this Agreement and the resulting funds transfers as authorised accordingly.

21.6. The Bank reserves the right to stop the use of any means or method of the Customer or an Authorized Person giving or issuing any funds transfer Instructions (a “payment instrument”) on reasonable grounds related to the security of the payment instrument or the suspicion of unauthorised or fraudulent use of the payment instrument.

21.7. Before stopping the use of any payment instrument, the Bank will inform the Customer that it intends to stop such use and give its reasons for doing so, unless it is not reasonably practicable to do so, in which case the Bank will inform the Customer immediately afterwards. In either case, the Bank will inform the Customer in the manner in which the Bank considers most appropriate in the circumstances and will not be obliged to inform the Customer where doing so would compromise reasonable security measures of the Bank or otherwise be unlawful. The Customer may request that the use of the payment instrument is no longer stopped by following the notification procedure referred to in the paragraph below, but the Bank will not be obliged to accede to the Customer’s request until after the reasons for stopping its use cease to exist.

21.8. The Customer undertakes to use any payment instrument issued to it by the Bank in accordance with the terms and instructions governing its use and shall promptly, without undue delay, notify the Bank of the loss, theft, misappropriation or unauthorised use of the payment instrument by following the specific notification procedure designated from time to time by the Bank.

21.9. The Bank reserves the right to refuse any authorised funds transfer Instruction which does not satisfy all the relevant conditions as set out in the Agreement or the execution of which would be unlawful or otherwise contravene any applicable law or regulations, and the Bank shall not be liable to the Customer for any such refusal. Unless such notification would be unlawful, the Bank will notify the Customer in the manner in which the Bank considers most appropriate in the circumstances of the fact of refusal, (if possible) the reasons for the refusal and (where it is possible to provide reasons for the refusal and those reasons relate to factual matters) the procedure the Customer may use to rectify any factual errors that led to the refusal.

Execution of payment transactions

21.10. Where agreed with the Customer, the Bank may deduct its charges from amounts received before crediting them to the Customer’s Account.

21.11. With respect to the execution time requirements applicable under the Regulations: (a) the Customer acknowledges that the applicable business day, cut-off time and point in time of receipt with respect to any particular payment order and funds transfer (including any deposit of cash in the Account) shall be determined in accordance with the terms of this Agreement or, if not addressed herein, in accordance with the Bank’s usual procedures; (b) the Customer confirms its agreement that execution of the relevant payment order is to take place on a specific day, the last day of a certain period or the day on which the Customer has put funds at the Bank’s disposal may be inferred from the Instruction, any information provided with it and any other relevant circumstances; and (c) the Customer agrees that the Bank may when executing a funds transfer avail itself where applicable of the longer maximum execution periods (of up to the end of the third business day or, in the case of a funds transfer initiated by way of a paper payment order, the fourth business day following the point in time of receipt of the relevant funds transfer Instruction) permitted under the Regulations during the transitional period until 1st January 2012.

21.12. Where the Customer deposits cash on its Account in the same currency as the denomination of its Account through an agency bank arrangement, the Bank will make available an amount corresponding to the cash deposit and credit and value date that amount no later than the business day on which it receives corresponding, cleared funds from the agent bank.

Liability

21.13. Subject to Clause 8.2 hereof, the Bank shall not be liable to the Customer with respect to an unauthorised or incorrectly executed funds transfer or a non-executed or defective funds transfer unless the Customer has notified the Bank thereof in accordance with the Agreement without undue delay, and in any event no later than three (3) months of the relevant debit date; this provision shall not operate to exclude or restrict any longer period as may be set by the rules of any relevant payment system for notifying a claim with respect to such funds transfers.

21.14. In the event an unauthorised funds transfer is made from the Account the Bank shall only be liable to refund the amount of the unauthorised funds transfer and, where applicable, to restore the Customer’s Account to the state it would have been in had the unauthorised funds transfer not taken place.

21.15. The Bank shall not be liable for any damage, loss, expense or liability of any nature which the Customer may suffer or incur where the Bank executes a funds transfer Instruction in accordance with the identifying number of the beneficiary, the beneficiary’s bank or any intermediary bank included in the funds transfer or with any other unique identifier specified by the Bank to the Customer, given by the Customer in that Instruction.

21.16. In addition to any force majeure or other similar provision in the Agreement or Service Terms, neither the Bank nor the Customer shall be liable for any loss or damage to the other for any contravention of any requirement imposed on it by or under the Regulations or for any breach of any corresponding or derivative contractual obligation where (i) such contravention or breach is due to abnormal and unusual circumstances beyond the relevant party’s control, the consequences of which would have been unavoidable despite all efforts to the contrary; or (ii) such contravention or breach is due to its obligations under applicable law and regulations.

Conflicts.

21.17. In the event of conflict between this Clause 21 and any other provisions of this Agreement, the terms of this Clause 21 shall prevail.

[Signatures on following page]

IN WITNESS WHEREOF, this Agreement has been duly executed as of August 16, 2011.

THE BANK OF NEW YORK MELLON, in its capacity as Trustee of the CurrencyShares® Chinese Renminbi Trust and not in its individual capacity

By:	/s/ Howard Phillips

Name:	Howard Phillips

Title:	Managing Director

JPMORGAN CHASE BANK, N.A.,
LONDON BRANCH

By:	/s/ Michael Ravensbergen

Name:	Michael Ravensbergen

Title:	Managing Director